Exhibit 10.22

October 30, 2008

Mr. Thomas Kivell

7717 Tobemory Court SE

Grand Rapids, MI 49301

Dear Mr. Kivell:

On behalf of Spartan Motors, Inc. this offer is for full-time employment as the Vice President and General Counsel. This position will report directly to Jim Knapp, Senior Vice President and Chief Financial Officer.

Your first day of employment is to be Monday, November 17, 2008 with an annual salary of $150,000.

You will be eligible for the 2009 management bonus based on SPAR, (Spartan Profit and Return), which is based on the total SPAR created, divided by 1X (which is determined annually) = “X” factor x 40 percent x Base Salary = Year-End At-Risk Compensation. SPAR will be prorated relative to your days of employment in 2009. This compensation will be paid in February 2010. You will also receive 8,000 shares of Restricted Stock in June 2009.

You will receive a signing bonus of $20,000 within 30 days of acceptance of this offer.

You will be eligible for the first quarter bonus (January, February, and March) to be paid in April 2009. (An associate must work 320 hours in a quarter to be eligible.) The bonus is paid based on profits for the quarter, so it varies. On average, the four quarters have the potential to total $4,500 to $6,500.

You will be eligible for medical insurance benefits 61 calendar days from your date of hire. Spartan Offers one traditional plan that includes vision and dental or a High Deductible Plan with an HSA, (please see the attached for details). There is an option to “cash out” of a portion of or the entire plan, which is $1,440 per year.

You will earn four weeks of vacation during your first year. You will receive two of the weeks on your hire date, and you will earn the remaining two weeks at a weekly rate of 1.54 hours. You can use vacation as you earn it. Vacation can be taken in one-hour increments. The vacation year runs from January 1 to December 31 of every year. You are allowed to roll over up to two weeks into the next vacation year. If your employment ends within one year of your hire date, with or without cause, you will not be paid for unused vacation.

Spartan will pay for reasonable costs associated with packing, shipping of household items, and the associated insurance. Reasonable costs range from $6,500 to $8,500. Spartan will not pay for boats, cars, large animals (such as horses), large hobby items, or landscape materials (such as stone, lumber or cement). Spartan will also provide one month of housing. This offer will expire one year from your hire date.

You will be automatically enrolled at 3 percent into the 401(k) Profit Sharing Retirement Plan the first day of the month following the 90-day waiting period. Spartan matches 50 percent of associates’ contribution sup to the first 6 percent. If you have an existing 401(k) and wish to roll it over, information can be obtained from the Human Resources Department.

School Tuition is reimbursed up to $4,000 annually pending grades received. See associate Handbook for details.

Spartan Motors has a Confidentiality Agreement and Background check forms that will require your signature. The offer is pending the results of your background check.

In anticipation of your acceptance of this offer, we wish you every success as you join the Spartan team. Acceptance is requested by the end of the day on October 31, 2008.

Offer Accepted:   /s/ Thomas T. Kivell

     Thomas T. Kivell

/s/ James W. Knapp

   James W. Knapp

   Senior VP and CFO

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